                                                                      EXHIBIT 21


                          Subsidiaries of Buffets, Inc.


                                        State of
Name of Subsidiaries                  Incorporation         Doing Business As
--------------------                  -------------         -----------------

Dinertainment, Inc.                     Minnesota
Evergreen Buffets, Inc.                 Oregon              Old Country Buffet
HTB Ventures I, Inc.                    Delaware
HTB Ventures II, Inc.                   Delaware
HomeTown Buffet, Inc.                   Delaware            HomeTown Buffet
HomeTown Construction and
   Development, Inc.                    Delaware
OCB Restaurant Co.                      Minnesota           Old Country Buffet
OCB Realty Co.                          Minnesota
OCB Purchasing Co.                      Minnesota
OCB Property Co.                        Minnesota